Exhibit 99.1

International Rectifier Announces Second-Quarter Results

Adjusted Revenue Up 3%, GAAP Revenue Up 4% Sequentially

Focus Product Revenue Up 6% Sequentially and 31% from Prior Year

Adjusted Gross Margin Up 50 Basis Points, GAAP Gross Margin Up 80 Basis Points Sequentially

Total Company Orders Up 5% Sequentially and 32% from Prior Year

Record Backlog and Revenue

Except as noted, financial results and commentary in this release include continuing and discontinued operations pending completion of the sale of IR’s Power Control Systems (PCS) Business.  Continuing operations results presented include Focus Product segments and the Commodity Product segment, in accordance with GAAP.

EL SEGUNDO, Calif., January 25, 2007 — International Rectifier Corporation (NYSE: IRF) today reported fiscal second quarter results as follows:

Adjusted Earnings and Revenue

Adjusted earnings were $42.5 million (or $0.58 per share) for the December 2006 quarter on adjusted consolidated revenue of $354.7 million. This compares to adjusted earnings of $37.8 million (or $0.52 per share) for the September 2006 quarter on adjusted consolidated revenue of $344.2 million. For the prior-year December 2005 quarter, adjusted earnings were $26.5 million (or $0.37 per share) on adjusted consolidated revenue of $278.8 million. (See “Adjusted Earnings Reconciliation to GAAP” and “GAAP Adjustment Summary” for reconciliation of GAAP to As Adjusted results.)

GAAP Earnings and Revenue

On a GAAP basis, net income was $71.9 million (or $0.99 per share) for the December 2006 quarter versus $34.1 million (or $0.47 per share) for the September 2006 quarter and $24.3 million (or $0.34 per share) for the prior year December 2005 quarter.

On a GAAP basis, revenue was $327.6 million, $315.8 million and $254.8 million for the December 2006, September 2006, and December 2005 quarters, respectively. GAAP revenue excluded $27.1 million, $28.4 million and $24.0 million of revenue from discontinued operations for the December 2006, September 2006, and December 2005 quarters, respectively, which were included in adjusted revenue.

As a result of the contemplated sale of the company’s Power Control Systems (PCS) business and in compliance with GAAP, IR has reported the Non-Aligned Product segment’s financial results as discontinued operations.  Commodity Product financial results were not included in discontinued operations at this time, as the company expects to have significant ongoing involvement from certain transitional foundry and other services to be provided to Vishay following the divestiture.  The company’s prior period GAAP financials have been restated to conform to current period presentation. (See “PCS Business Divestiture Update” and “GAAP Adjustment Summary.”)

Adjusted Earnings Reconciliation to GAAP

IR’s adjusted earnings for the December 2006 quarter excluded $26.5 million (or $0.36 per share) of tax benefit relating to the recognition of deferred tax assets tied to the difference in book and tax basis of certain subsidiaries being sold as part of the sale of IR’s PCS business, $4.3 million (or $0.06 per share) of prior period research and development tax benefit relating to Congress reinstating the research and development tax credit retroactive to the beginning of January 2006, and $2.0 million (or $0.02 per share) of pretax severance and restructuring charges.  IR’s adjusted earnings included the Non-Aligned Product segment which was reported in the discontinued operations under GAAP. This was $0.5 million of pretax earnings in the December 2006 quarter.

Adjusted earnings for the September 2006 and the December 2005 quarters excluded $5.2 million and $3.0 million of pretax severance and restructuring charges, respectively, and included $0.3 million of pretax earnings and $4.3 million of pretax losses from discontinued operations, respectively. (See “PCS Business Divestiture Update” and “GAAP Adjustment Summary.”)

Commentary

CEO Alex Lidow said, “In the December quarter, revenue and backlog both hit records on the strength of our Focus Products, with revenue up 6 percent over the prior quarter and 31 percent over the prior year.  The company enjoyed healthy business conditions, with total company orders up 5 percent over the prior quarter and 32 percent from a year ago. Gross margin improved 80 basis points over the prior quarter in Computing and Communications, our largest business segment.  Focus Product gross margin increased 40 basis points from the prior quarter from a shift in product mix.

“Ongoing major design wins supported continuing growth in Energy Saving Products revenue, up 10 percent over the prior quarter, and in Computing and Communications, up 6 percent in the same period.

“Customer demand was strong for flat panel TVs and energy-efficient appliances.  We are also encouraged by the first wave of new business related to Microsoft’s Vista introduction at the notebook and desktop levels as well as strength in new families of Intel and AMD-based servers.”

“We completed the second phase of our capacity expansion in October 2006, providing IR with $300 million in annual revenue output potential. In addition, we expect to add another $150 million in revenue potential to be completed by mid-calendar year under the third phase of the expansion. This will provide the needed headroom to meet customer requirements and improve profitability.”

Gross Margin

Adjusted gross margin rose 50 basis points in the December quarter to 40.7 percent versus 40.2 percent in the September quarter and 40.0 percent in the prior-year December 2005 quarter.

On a GAAP basis, gross margin was 43.0 percent for the December 2006 quarter versus 42.2 percent in the September 2006 quarter and 43.0 percent for the prior-year December 2005 quarter which excluded $3.8 million, $5.0 million and $2.0 million of gross profit from discontinued operations for the December 2006, September 2006 and December 2005 quarters, respectively. (See “GAAP Adjustment Summary: Tables 1, 2 and 3.”)

Segment Revenue

In the December quarter, IR’s Focus Product revenue accounted for 77 percent of consolidated revenue.  Revenue from IR’s Commodity Product and Non-Aligned Product segments was 23 percent of total revenue, decreasing 6 percent over the September quarter. (See Table 4 for revenue and gross margin by segment.)

PCS Business Divestiture Update

On November 8, 2006, IR signed a definitive agreement for the sale of its PCS business to Vishay Intertechnology, Inc. The PCS business accounted for $80.5 million (23 percent of revenue) in the fiscal quarter ended December 31, 2006.  The PCS business is represented by the company’s Non-Aligned Product and Commodity Product segments.  Product lines included in the sale are certain discrete planar MOSFETs, discrete diodes and rectifiers, discrete thyristors and automotive modules and assemblies. The PCS business is being sold for approximately $290 million in cash, subject to certain adjustments based on the overall level of working capital and the level of cash in the subsidiaries being sold. On January 24, 2007, IR announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the sale and the parties have agreed to a closing by April 1, 2007.

Operating Expenses

In the December quarter, adjusted selling, general and administrative (SG&A) expense was $53.0 million, or 15.0 percent of adjusted revenue, down from $53.5 million, or 15.5 percent of adjusted revenue, in the prior quarter.  GAAP SG&A expense was $51.4 million, or 15.7 percent of revenue, which excluded $1.6 million of SG&A expense from discontinued operations, compared to the prior quarter of $51.4 million, or 16.3 percent of revenue, which excluded $2.1 million of SG&A expense from discontinued operations.

Adjusted Research and Development (R&D) expense in the December quarter was $35.2 million, or 9.9 percent of adjusted revenue, compared to $32.1 million, or 9.3 percent of adjusted revenue, in the prior quarter.  GAAP R&D expense was $34.0 million, or 10.4 percent of revenue, excluding $1.2 million of R&D expense from discontinued operations, compared to the prior quarter of $30.8 million, or 9.7 percent of revenue, excluding $1.3 million of R&D expense for discontinued operations. (See “GAAP Adjustment Summary”: Tables 1 and 2.)

Cash

In the December quarter, cash flow from operations was $71.6 million.  This was an increase of $60.3 million from the prior quarter.  Cash and cash investments was $1.1 billion at the end of the quarter.

Outlook

For the March quarter, IR expects overall company revenue to be flat plus or minus 2 percent from the December quarter. Backlog currently stands at approximately 80 percent of target shipments. IR expects adjusted total company March-quarter gross margin to be flat plus or minus 50 basis points sequentially.

CEO Alex Lidow stated, “While industry conditions appear uncertain over the near term, IR is in a favorable position with positive order momentum and record backlog. Major design wins from a wide variety of leading technology companies continue to play a key role in allowing IR’s Focus Products business to outperform the industry.  IR is helping to set standards in selected high performance, fast growing analog, mixed-signal, and digital markets which is giving us further confidence in our long-term business model.  Last year, we decided to more narrowly aim IR’s strategic interests by divesting our Power Control Systems business, and this is nearly complete.  We have taken many steps over the past eighteen months to enhance the company’s ability to grow rapidly and are now positioned to return to higher levels of profitability in calendar year 2007.”

GAAP Adjustment Summary

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and certain other income/loss items, if any.  IR discloses both adjusted and GAAP results of operations to allow the users of its financial statements to assess the company’s operating results with and without charges associated with the company’s restructuring activities, and with and without certain other income/loss items.  The company has substantially completed the restructuring activities related to the December 2002 plan as of December 31, 2006. The company anticipates there will be additional charges related to the PCS business sale and subsequent reorganization activities.

The following three tables summarize IR’s GAAP income statement and reconcile to the adjusted income statement. The adjusted income statement includes the prior period’s presentation for discontinued operations but excludes restructuring and certain one-time adjustments, if any, as described previously. Dollars are in millions except net income (loss) per common share:

International Rectifier Corporation and Subsidiaries

Table 1

Unaudited Consolidated Statement of Income

Reconciliation from GAAP to As Adjusted

(In millions except per share amounts)

	Three Months Ended
	December 31, 2006
	GAAP(1)	Discontinued Operations(2)		Restructuring		Tax Benefit	As Adjusted
Revenue	$327.6	$27.1		$—		$—	$354.7
Cost of sales	186.9	23.3		—		—	210.2
Gross profit	140.7	3.8		—		—	144.5
Selling and administrative	51.4	1.6		—		—	53.0
Research and development	34.0	1.2		—		—	35.2
Impairment of assets, restructuring and severance	1.6	0.4		(2.0	)(4)	—	—
Other	(1.7)	0.1		—		—	(1.6)
Income from continuing operations, before income taxes	55.4	0.5		2.0		—	57.9
Provision for (benefit from) income taxes	10.8	(26.8	)(3)	0.6		30.8 (3)	15.4
Income from continuing operations	44.6	27.3		1.4		(30.8)	42.5
Income from discontinued operations, net of tax	27.3	(27.3)		—		—	—
Net income	$71.9	$—		$1.4		$(30.8)	$42.5

Diluted net income (loss) per common share:
Income from continuing operations	$0.61	$0.38		$0.02		$(0.42)	$0.58
Income from discontinued operations	$0.38	$(0.38)		$—		$—	$—
Net income	$0.99	$—		$0.02		$(0.42)	$0.58

(1)             Because of the imminent sale of the PCS business and in compliance with GAAP, IR has reported the Non-Aligned Product segment’s financial results as discontinued operations.  Commodity Product financial results were not included in discontinued operations at this time, as the company expects to have significant continuing involvement from certain transitional foundry and other services to be provided to Vishay following the divestiture.  GAAP requires that revenues and costs associated with discontinued operations be combined in a single line on the income statement.  The company’s prior period GAAP financials have been restated to conform to current period presentation.

(2)             Includes the activities of the Non-Aligned Product segment.

(3)             Because of the imminent sale of the PCS business, FAS 109 requires the recognition of deferred tax assets for the difference in book and tax basis of certain subsidiaries being sold.  For the quarter ended December 2006, the company recognized $26.5 million of tax benefit as a result.  In addition, in December 2006, Congress reinstated the research and development tax credit retroactive to the beginning of January 2006, and $4.3 million of tax benefit was recognized representing the retroactive recognition of R&D tax credits prior to fiscal Q2 07.

(4)             Includes severance and other restructuring-related costs primarily attributed to the December 2002 restructuring.

International Rectifier Corporation and Subsidiaries

Table 2

 Unaudited Consolidated Statement of Income

 Reconciliation from GAAP to As Adjusted

 (In millions except per share amounts)

	Three Months Ended
	September 30, 2006
	GAAP(1)	Discontinued Operations(2)	Restructuring		As Adjusted
Revenues	$315.8	$28.4	$—		$344.2
Cost of sales	182.4	23.4	—		205.8
Gross profit	133.4	5.0	—		138.4
Selling and administrative	51.4	2.1	—		53.5
Research and development	30.8	1.3	—		32.1
Impairment of assets, restructuring and severance	4.1	1.1	(5.2	)(3)	—
Other	(1.0)	0.2	—		(0.8)
Income from continuing operations, before income taxes	48.1	0.3	5.2		53.6
Provision for income taxes	13.1	1.2	1.5		15.8
Income from continuing operations	35.0	(0.9)	3.7		37.8
Loss from discontinued operations, net of tax	(0.9)	0.9	—		—
Net income	$34.1	$—	$3.7		$37.8

Diluted net income (loss) per common share:
Income from continuing operations	$0.48	$(0.01)	$0.05		$0.52
Loss from discontinued operations	$(0.01)	$0.01	$—		$—
Net Income	$0.47	$—	$0.05		$0.52

(1)             Because of the imminent sale of the PCS business and in compliance with GAAP, IR has reported the Non-Aligned Product segment’s financial results as discontinued operations. Commodity Product financial results were not included in discontinued operations at this time, as the company expects to have significant continuing involvement from certain transitional foundry and other services to be provided to Vishay following the divestiture. GAAP requires that revenues and costs associated with discontinued operations be combined into a single line on the income statement. The company’s prior period GAAP financials have been restated to conform to current period presentation.

(2)             Includes the activities of the Non-Aligned Product segment.

(3)             Primarily attributed to severance and related costs associated with the PCS sale.

International Rectifier Corporation and Subsidiaries

Table 3

 Unaudited Consolidated Statement of Income

 Reconciliation from GAAP to As Adjusted

 (In millions except per share amounts)

	Three Months Ended
	December 31, 2005
	GAAP(1)	Discontinued Operations(2)	Restructuring		As Adjusted
Revenues	$254.8	$24.0	$—		$278.8
Cost of sales	145.3	22.0	—		167.3
Gross profit	109.5	2.0	—		111.5
Selling and administrative	43.9	2.2	—		46.1
Research and development	25.7	1.6	—		27.3
Impairment of assets, restructuring and severance	0.7	2.3	(3.0	)(3)	—
Other	1.4	0.2	—		1.6
Income from continuing operations, before income taxes	37.8	(4.3)	3.0		36.5
Provision for (benefit from) income taxes	9.9	(0.7)	0.8		10.0
Income from continuing operations	27.9	(3.6)	2.2		26.5
Loss from discontinued operations, net of tax	(3.6)	3.6	—		—
Net income	$24.3	$—	$2.2		$26.5

Diluted net income (loss) per common share:
Income from continuing operations	$0.39	$(0.05)	$0.03		$0.37
Loss from discontinued operations	$(0.05)	$0.05	$—		$—
Net income	$0.34	$—	$0.03		$0.37

(1)             Because of the imminent sale of the PCS business and in compliance with GAAP, IR has reported the Non-Aligned Product segment’s financial results as discontinued operations.  Commodity Product financial results were not included in discontinued operations at this time, as the company expects to have significant continuing involvement from certain transitional foundry and other services to be provided to Vishay following the divestiture.  GAAP requires that revenues and costs associated with discontinued operations be combined into a single line on the income statement.  The company’s prior period GAAP financials have been restated to conform to current period presentation.

(2)             Includes the activities of the Non-Aligned Product segment.

(3)             Includes severance and restructuring-related costs primarily attributed to the December 2002 restructuring.

The following summarizes revenue and gross margin by segment:

Table 4

	For the Fiscal Quarter Ended
Product Segment ($ in millions)	Dec 31, 2006	Sept 30, 2006	Dec 31, 2005
CONTINUING OPERATIONS:
Computing & Comms (C&C)
Revenue	$141.1	$133.5	$92.5
Gross Margin	41.1%	40.3%	41.3%
Energy-Saving Products (ESP)
Revenue	$83.3	$75.4	$72.6
Gross Margin	49.1%	49.5%	48.8%
Aerospace & Defense (A&D)
Revenue	$39.2	$38.4	$34.4
Gross Margin	52.1%	50.1%	50.0%
Intellectual Property (IP)
Revenue	$10.6	$11.0	$10.1
Gross Margin	100.0%	100.0%	100.0%
FOCUS PRODUCTS
Total Revenue	$274.2	$258.3	$209.6
Gross Margin	47.4%	47.0%	48.1%

Commodity Products (CP)
Revenue	$53.4	$57.5	$45.2
Gross Margin	20.2%	20.8%	19.1%
TOTAL
CONTINUING OPERATIONS
Revenue	$327.6	$315.8	$254.8
Gross Margin	43.0%	42.2%	43.0%

DISCONTINUED OPERATIONS:

Non-Aligned Products (NAP)
Revenue	$27.1	$28.4	$24.0
Gross Margin	13.9%	17.8%	8.5%

CONSOLIDATED TOTAL
Revenue	$354.7	$344.2	$278.8
Gross Margin	40.7%	40.2%	40.0%

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in tables.  Such forward-looking statements include, among other things, our statements that (i) for our fiscal 2007 third quarter, overall revenues will be flat to plus or minus two percent, with total company gross margin flat plus or minus 50 basis points, sequentially, (ii)  our belief that our capacity expansion will provide the needed headroom to meet customer requirements and improve profitability; and (iii) our expectation that we may be positioned to return to higher levels of profitability in calendar 2007. Forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of the company to timely satisfy closing conditions, including without limitation, third party approvals, with respect to our contemplated PCS sale; our failure to adequately and timely streamline and reduce costs in our organization following sale of our PCS business; the effects of charges relating to a sale of the PCS business and subsequent reorganization activities; adverse effects for continuing obligations under any agreements entered into related to a PCS business divestiture; the failure of customer programs and market demand to materialize as anticipated (including demand mix); the failure of our ability to timely and adequately align or increase our capacity or inventory with market demand; impacts on revenue and margin due to pricing pressures; impacts due to greater than expected costs or delays associated with cost-reduction efforts; any adverse impact or costs from production and product disputes, claims, investigations and recalls; customer acceptance and demand for our new products; any adverse impacts from customer credit issues;  impacts on our royalties from patent licensee redesign, a decline in applicable sales by licensees or our inability to obtain new royalty licenses; greater than expected manufacturing and administrative costs; unfavorable results in connection with asset audit processes; the unfavorable impact of changes in laws and regulations, including those of tax, trade and export; impacts due to environmental compliance for our current and past facilities; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, January 25 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, January 30. To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21288556, or use the websites listed above.

Company contact: Portia Switzer, 310.726.8254

Website:  http://www.irf.com

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

Revenues	$327,604	$254,770	$643,455	$498,789
Cost of sales	186,864	145,232	369,341	282,523
Gross profit	140,740	109,538	274,114	216,266
Selling and administrative expense	51,397	43,906	102,770	86,898
Research and development expense	34,000	25,661	64,760	49,197
Amortization of acquisition-related intangibles	662	1,205	1,347	2,429
Impairment of assets, restructuring and severance charges	1,587	733	5,749	3,045
Other (income) expense, net	(523)	1,040	278	1,165
Interest income, net	(1,823)	(800)	(4,328)	(2,354)
Income from continuing operations, before income taxes	55,440	37,793	103,538	75,886
Provision for income taxes	10,777	9,955	23,868	19,988
Income from continuing operations	44,663	27,838	79,670	55,898
Income (loss) from discontinued operations, net of tax	27,285	(3,582)	26,408	(5,400)
Net income	$71,948	$24,256	$106,078	$50,498

Net income (loss) per common share:
Basic:
Income from continuing operations	$0.62	$0.39	$1.10	$0.80
Income (loss) from discontinued operations	$0.38	$(0.05)	$0.37	$(0.08)
Net income	$1.00	$0.34	$1.47	$0.72

Diluted:
Income from continuing operations	$0.61	$0.39	$1.10	$0.78
Income (loss) from discontinued operations	$0.38	$(0.05)	$0.36	$(0.08)
Net income	$0.99	$0.34	$1.46	$0.70

Average common shares outstanding — basic	72,204	70,816	72,128	70,567

Average common shares and potentially dilutive securities outstanding — diluted	72,854	71,602	72,721	71,663

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2006	2006
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$567,778	$595,837
Trade accounts receivable, net	187,439	177,495
Inventories, net	174,158	160,320
Short-term deferred income taxes	49,209	23,352
Assets held for sale	195,179	166,852
Prepaid expenses and other receivables	78,571	48,070

Total current assets	1,252,334	1,171,926

Long-term cash investments	525,128	488,849

Property, plant and equipment, net	559,583	510,346

Other assets	335,722	333,902

Total assets	$2,672,767	$2,505,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$6,994	$6,450
Long-term debt, due within one year	540,183	51
Accounts payable	79,050	75,693
Accrued salaries, wages and commissions	44,787	49,844
Liabilities related to assets held for sale	24,597	27,150
Other accrued expenses	128,816	102,813

Total current liabilities	824,427	262,001

Long-term debt, less current maturities	81,263	616,964
Other long-term liabilities	12,689	21,726

Total liabilities	918,379	900,691

Stockholders’ equity:
Common stock	72,314	71,988
Capital contributed in excess of par value of shares	938,231	925,603
Retained earnings	648,379	542,301
Accumulated other comprehensive income	95,464	64,440

Total stockholders’ equity	1,754,388	1,604,332

Total liabilities and stockholders’ equity	$2,672,767	$2,505,023